Exhibit (h)(ii)
TRANSFER AGENT SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this 1st day of September, 2005, by and between Optimum Q™ Funds, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
     WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and
     WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Appointment of USBFS as Transfer Agent
The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.
2.	Services and Duties of USBFS
USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:
A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

E.	Pay monies upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.	Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

L.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.	Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.	Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

R.	Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state.

S.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.

T.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.
3.	Anti-Money Laundering Program
Anti-Money Laundering. USBFS represents and warrants that it: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trust and MDT Advisers, the Funds’ investment advisor, if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (iv) will promptly remedy any material deficiency of which it has notice.
Based on this representation, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering responsibilities.
USBFS agrees to provide to the Trust:
(a)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Fund;

(b)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Trust agrees not to communicate this information to the customer;

(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.
The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.
4.	Compensation
As full compensation, for providing the services set forth in this Agreement, USBFS shall be paid in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of any invoice that the Trust wishes to dispute any amounts in good faith.
5.	Representations and Warranties
A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(2)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(3)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.
B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.
6.	Standard of Care; Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement and shall be liable for any error of judgment or mistake of law or for any losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) suffered by the Trust and the Funds in connection with matters to which this Agreement relates arising out of or relating to USBFS’ refusal or failure to comply (except where such compliance would have resulted in violation of any law or regulation) with the terms of this Agreement or from USBFS’ bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. USBFS shall not be liable for any Losses suffered by the Trust in connection with matters to which this Agreement relates, including Losses resulting from (i) mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, absent its violation of the standard of care set forth in this Section 4.A and (ii) any written or oral instructions provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.
B.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’ control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Notwithstanding the foregoing, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

C.	USBFS shall indemnify, defend and hold the Trust and each of its present or former trustees, officers, employees, representatives and any person who controls or previously controlled USBFS within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses which the Trust, each of its present and former trustees, officers, employees or representatives or any such controlling person, may incur under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), any other statute (including state securities laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to USBFS’ refusal or failure to comply (except where such compliance would have resulted in violation of any law or regulation) with the terms of this Agreement or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement or applicable law.

D.	The Trust shall indemnify, defend and hold USBFS and each of its present or former members, officers, employees, representatives and any person who controls or previously controlled USBFS within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses which USBFS, each of its present and former members, officers, employees or representatives or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including state securities laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon the Trust’s failure to comply with the terms of this Agreement or applicable law.

E.	In order that the indemnification provisions contained in this section shall apply, it is understood that the indemnitor, whether USBFS or the Trust, shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if the indemnitor elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnitor and approved by the indemnitee, which approval shall not be unreasonably withheld. In the event the indemnitor elects to assume the defense of any such suit and retain such counsel, the indemnitee defendant or defendants in such suit shall bear all of the fees and expenses of any additional counsel retained by them. If the indemnitor does not elect to assume the defense of any such suit, or in case the indemnitee, in the exercise of reasonable judgment, disapproves of counsel chosen by the indemnitor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the indemnitor and the indemnitee, and each of its present or former trustees, members, officers, employees, representatives or any controlling persons, the indemnitor will reimburse the indemnitee or indemnitees named as defendant or defendants in such suit or action for the fees and expenses of any counsel retained by the indemnitee and them. The indemnitor’s indemnification agreement contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the indemnitee, and each of its present or former trustees, members, officers, employees, representatives or any controlling persons, and shall survive the termination of this Agreement. This agreement of indemnity will inure exclusively to the indemnitee’s benefit, to the benefit of each of its present or former trustees, members, officers, employees or representatives, as the case may be, or to the benefit of any controlling persons and their successors.
F.	In order that the indemnification provisions contained in this section shall apply, it is understood that indemnitor’s agreement to indemnify any indemnitee with respect to any action or claim of loss by a third party, is expressly conditioned upon the indemnitor being notified of such action or claim of loss brought against any of the foregoing indemnitees within thirty (30) days after the summons or other first legal process giving information of the nature of the claim shall have been served upon the indemnitee, unless the failure to give notice does not prejudice the indemnitor. Such notification shall be given pursuant to the notice provisions set forth in Section 13 below.
7.	Proprietary and Confidential Information
USBFS agrees on behalf of itself and its members, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.
Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.
8.	Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.
9.	Term of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.
10.	Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.
11.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.
12.	Governing Law
This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
13.	Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
14.	Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
15.	Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
and notice to the Trust shall be sent to:
Mr. John Sherman

Optimum Q™ Funds
MDT Advisers
125 Cambridge Park Drive
Cambridge, MA 02140-2329
16.	Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

OPTIMUM Q™ FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ R.Schorr Berman	By: /s/ Joe Redwine
R. Schorr Berman	Joe Redwine

Title: President	Title: President

Exhibit A
to the
Transfer Agent Servicing Agreement
Fund Names
Separate Series of ________________

Name of Series	Date Added
All Cap Core Fund	9/12/02
Balanced Growth Fund	9/12/02
Capital Conservation Fund	9/12/02
Small Cap Value Fund	9/1/05
Small Cap Growth Fund	9/1/05
Small Cap Core Fund	9/1/05
Mid Cap Growth Fund	9/1/05
Large Cap Growth Fund	9/1/05
Tax-Aware All Cap Core Fund	9/1/05

A-1

Exhibit B
to the
Transfer Agent Servicing Agreement
As Of Processing Policy
     USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than -1/2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of -1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

B-1

Exhibit C
to the
Transfer Agent Servicing Agreement
Fee Schedule
     USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.
C-1